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                                                                  Exhibit 5








                                   March 13, 1995








Board of Directors
First Independence Corporation
Myrtle and 6th Streets
Independence, Kansas  67301-0947

Gentlemen:

     We have acted as counsel to First Independence Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 21,821 shares of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), offered pursuant to the Recognition and Retention Plan of the Corporation (the "Plan").

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Corporation's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

     Based upon the foregoing, it is our opinion that:

1.  The shares of Common Stock being so registered have been duly authorized.

2. The shares of Common Stock issued by the Corporation pursuant to the Plan were, when issued, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

                                Very truly yours,


                                /s/SILVER, FREEDMAN & TAFF, L.L.P.

                                SILVER, FREEDMAN & TAFF, L.L.P.